THIRD AMENDMENT TO
                        USF&G/LEGG MASON REALTY PARTNERS
              AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP


         THIS THIRD AMENDMENT TO THE AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP of USF&G/Legg Mason Realty Partners Limited Partnership (the "Fund"), dated as of June 25, 1996 (this "Amendment"), is by and among USF&G REALTY PARTNERS, INC., a Maryland corporation, and LEGG MASON REALTY PARTNERS, INC., a Maryland corporation, the general partners of the Fund (collectively the "General Partners"), and USF&G ASSIGNOR LIMITED PARTNER, INC., a Maryland corporation (the "Assignor Limited Partner").

         WHEREAS, the General Partners have determined that it is in the best interests of the Unitholders and the Fund to amend Section 7.3 of the Amended and Restated Agreement of Limited Partnership of the Fund dated as of July 17, 1989, as amended on October 4, 1994 and June 26, 1995 (the "Partnership Agreement"); and

         WHEREAS, the General Partners have determined that such amendment may be effected by the General Partners pursuant to Section 12.2.B(i) of the Partnership Agreement and without the consent of the Unitholders because such amendment: (i) is for the benefit of the Unitholders; (ii) is consistent with
Section 5.1 of the Partnership Agreement, which Section describes the authority of the General Partners to manage the Fund; (iii) will not affect the distribution of Distributable Cash Flow or Sale or Refinancing Proceeds or the allocation of Net Income or Net Loss among the Unitholders as a class, the Limited Partners as a class, and the General Partners as a class, except as provided in Section 12.2.B(y) of the Partnership Agreement; and (iv) will not affect the limited liability of the Unitholders or the status of the Fund as a partnership for federal income tax purposes.

         NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt of which is hereby acknowledged, the General Partners agree to amend the Partnership Agreement as follows, effective for all Units presented for purchase during May 1996 or presented for purchase in the future pursuant to Section 7.3 of the Partnership Agreement, as amended hereby:

1.       The recitals are hereby incorporated by reference herein.

2. Unless otherwise specified, all capitalized terms herein shall have the meanings ascribed to them in the Partnership Agreement.

3.       Section 7.3. Right of Presentment. The Introductory Paragraph to
         Section 7.3 is hereby amended in its entirety to read as follows:

         "Investors who have held their Units for more than two years (except in the case of death or a legal determination of disability for which there is no such holding period requirement) shall have the right, but not the obligation, to present their Units to USF&G Realty Partners, Inc. and/or Legg Mason Realty Partners, Inc., as the case may be, for purchase, subject to the following terms and provisions."

4.       Section 7.3.C. is hereby amended to read in its entirety as follows:

         "C. The price that shall be paid by USF&G Realty Partners, Inc. or Legg Mason Realty Partners, Inc., as the case may be, for Units presented for purchase pursuant to this Section 7.3 shall be 90% of the value of such Units as estimated by the General Partners based on the value of the Fund and its assets as if the Fund had terminated the date of valuation by the General Partners. USF&G Realty Partners, Inc. and Legg Mason Realty Partners, Inc., as the case may be, will notify the Investors at or about the time of the annual report of the purchase price for the Units but, in no event later than 15 days prior to the first day of any Purchase Period."

5. Sections 7.3. D and E are hereby amended by substituting the words "General Partners" in each place where the words "USF&G Realty Partners, Inc." appear therein.

6. Section 7.3.F. is hereby amended by deleting the first sentence thereof and replacing it with the following:

         "F. USF&G Realty Partners, Inc. and/or Legg Mason Realty Partners, Inc., as the case may be, in each of their sole discretion may, but shall not be obligated to, purchase, in whole, the number of Units presented by an Investor if the total number of Units that would be owned by such Investor after taking into account the pro rata portion of Units that would otherwise be purchased hereunder will be less than 1,000 Units, and otherwise the Units presented and accepted for purchase in accordance with this Section 7.3 will be purchased on a pro rata basis."

7. Section 7.3.G. is hereby amended by adding the words "or Legg Mason Realty Partners, Inc., as the case may be," following the words "USF&G Realty Partners, Inc." each time they appear therein.

8.       Section 7.3.I. is hereby amended to read in its entirety as follows:

         "I. With respect to any Units presented for purchase in excess of the 2% of the total number of Units originally issued to Investors which USF&G Realty Partners, Inc. is not obligated to purchase pursuant to Section 7.3.B., USF&G Realty Partners, Inc. and/or Legg Mason Realty Partners, Inc. shall each have the right, but not the obligation, in each of their sole discretion, to purchase such additional Units that may have been presented for purchase up to the Repurchase Limit (as hereinafter defined) at the price and in accordance with the terms set forth in this Section 7.3. The Repurchase Limit shall be the number of Units that shall equal an aggregate of less than 50% of the smallest number of Units outstanding at any time during the 12 months prior to the repurchase date, minus the number of Units sold or exchanged by any Unitholder, whether with or without the consent of the General Partners, during the 12 months prior to the repurchase date."


9. Section 7.3.J. is hereby added to the Partnership Agreement to read in its entirety as follows:

         "J. The Provisions of this Section 7.3 are intended to constitute a redemption or repurchase agreement of a closed end partnership, within the meaning of IRS Notice 88-75, and a closed end redemption plan, within the meaning of Treasury Regulation Section 1.7704-1(e)(4), and shall be construed consistently with such intention."

10. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

11. This Amendment may be executed in several counterparts, all of which together shall constitute on agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

         IN WITNESS WHEREOF, the undersigned have caused their respective duly authorized officers to execute this Amendment on the date first above-written.

ATTEST:                               GENERAL PARTNERS:
                                      USF&G REALTY PARTNERS, INC.


___________________________           By:_______________________________(SEAL)
                                      Name:   Charles R. Werhane
                                      Title:  Vice President


                                      LEGG MASON REALTY PARTNERS, INC.


___________________________          By:_______________________________(SEAL)
                                     Name:  Richard J. Himelfarb
                                     Title: President


                                     USF&G ASSIGNOR LIMITED PARTNER, INC.


___________________________          By:_______________________________(SEAL)
                                     Name:  Charles R. Werhane
                                     Title: President